Exhibit 4
Form 10-KSB
Reddi Brakes Supply Company, Inc.

                      ARTICLES OF AMENDMENT
                             TO THE
                    ARTICLES OF INCORPORATION
                               OF
                  WESCO AUTO PARTS CORPORATION

     Pursuant to the applicable provisions of the Nevada Business

Corporations Act, WESCO AUTO PARTS CORPORATION (the

"Corporation") adopts the following Articles of Amendment to its

Articles of Incorporation by stating the following:

     FIRST:    The present name of the corporation is Wesco Auto

Parts Corporation.

     SECOND:   The following amendment to its Articles of

Incorporation was adopted by majority vote of shareholders of the corporation on November 22, 1993 in the manner prescribed by

Nevada law:

     1.   The first sentence of Article IV is amended to read as

          follows:

                           ARTICLE IV
                          CAPITAL STOCK

          The aggregate number of shares which this corporation shall have authority to issue is: Thirty Five Million (35,000,000) shares of $.0001 par value each, which shares shall be designated "Common Stock"; and Two Million Five Hundred Thousand (2,500,000) shares of $.0001 par value each, which shares shall be designated "Preferred Stock" and which may be issued in one or more series at the discretion of the Board of Directors.

     THIRD:    The number of shares of the Corporation
outstanding and entitled

to vote at the time of the adoption of said amendment was 16,261,148.

     FOURTH:   The number of shares which voted for such
amendment was

 8,270,836, which constitutes over 50% of the total voting power of the Corporation's stockholders.

     DATED:    November 24, 1993

                              WESCO AUTO PARTS CORPORATION
                              By: /s/ Allen J. Sheerin,
President
                              By: /s/ Michael J. Cassidy,
Secretary

                              E-14
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